Exhibit 99.1

For Immediate Release
January 26, 2006

Listed: TSX, NYSE	Symbol: POT
Record Fourth Quarter Pushes PotashCorp Earnings to Highest Level Ever
Saskatoon, Saskatchewan — Record fourth-quarter potash shipments to offshore customers and higher prices for all three nutrients pushed PotashCorp’s earnings for the period to $117.1 million ($1.09 per diluted share) compared to $100.1 million ($0.88 per diluted share) in the same quarter last year. This is the best fourth quarter in our history and capped a year that set new company standards for net earnings, gross margin and potash production. Our 2005 earnings of $542.9 million ($4.89 per diluted share) were more than 80 percent higher than the previous record of $298.6 million ($2.70 per diluted share) set in 2004 and the most ever for a publicly traded North American fertilizer company.
Fourth-quarter gross margin of $242.2 million was 23 percent better than last year’s fourth quarter ($197.3 million) and raised total 2005 gross margin to $1.125 billion, 65 percent higher than the previous best of $681.4 million in 2004 and nearly triple the level in 2003. This included record gross margin for the year of $707.4 million in potash and $318.7 million in nitrogen. PotashCorp also generated $865.1 million in cash flow from operations during the year.
This strong cash flow was used to complete the second phase of our share repurchase program, as an additional 3.6 million shares were bought back during the quarter for $290.6 million. For the year, we purchased 9.5 million shares for $851.9 million. Capital expenditures of $130.8 million during the quarter were used on announced projects to bring back idle potash capacity and continue an expansion of purified acid production at Aurora. Our investments in Arab Potash Company (APC) and Sociedad Quimica y Minera (SQM) contributed an additional $8.8 million to fourth-quarter income and, added to dividends received from Israel Chemicals Ltd. (ICL), contributed a total of $61.3 million for the year. The current total market value of our investments in these publicly traded companies, plus our investment in Sinofert, equates to $17 per PotashCorp share, and now exceeds the book value on our balance sheet by approximately $1.0 billion.
“Our outstanding financial performance in 2005 illustrates the power of our Potash First strategy, as we generated over $1.1 billion in total gross margin and still operated our potash mines at only 68 percent of capacity,” said PotashCorp President and CEO Bill Doyle. “This nutrient, along with Trinidad nitrogen and industrial phosphate, provides the springboard to our future earnings growth. We view this second consecutive year of earnings records as an affirmation of our strategy and proof of the earnings generating capacity of our potash resource.”
Market Conditions
World GDP grew by an estimated 4.3 percent in 2005, led by China and India. Many people in these countries are seeking to use this economic strength to improve their diets, primarily with more protein from animal sources. This requires more grain — and, as a result, more fertilizer. That contributed to strong potash demand from some key offshore customers, as China increased its purchases by 1.2 million tonnes compared to 2004 and India bought an additional 1.5 million tonnes. This increase in demand offset reduced potash imports by Brazil, where a strong real, weak soybean prices and tighter agricultural credit affected consumption. These conditions continued in the fourth quarter, with China purchasing record volumes from Canpotex, the offshore marketing agent for Saskatchewan potash, and Brazil staying out of the market.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

In North America, a sharp spike in energy costs combined with low crop commodity prices led farmers to step back from the fertilizer market after a strong first half of the year. US purchasers appear to have deferred buying decisions from the fall of 2005 to the spring of 2006 to avoid building high-cost inventories.
In nitrogen, ammonia prices climbed rapidly as sustained high natural gas prices at more than $13 per MMBtu led North American producers to curtail half their ammonia operating capacity by year-end, tightening market supply.
Potash
Potash gross margin of $140.3 million was up from $113.9 million in the same quarter last year and raised the total for the year to $707.4 million from $422.8 million the previous year. Gross margin as a percentage of net sales rose to 58 percent from 50 percent quarter over quarter. For the year, gross margin as a percentage of net sales reached 60 percent versus 47 percent in 2004. Price was the largest contributor to the substantial increase in margins for the quarter and year. Realized prices for potash were up 21 percent from last year’s fourth quarter, but down 5 percent from the third quarter, as the current quarter included record volumes of lower-priced standard-grade tonnes sold to China under the old contract. For the year, PotashCorp’s realized prices were up more than 38 percent, or $40 per tonne.
Offshore potash volumes increased by 7 percent quarter over quarter to 1.1 million tonnes, and were flat compared to 2004. Canpotex shipped 1.8 million tonnes in the quarter and 8.2 million tonnes for the year, creating new fourth-quarter and annual records. China increased its Canpotex purchases by 32 percent in 2005. This represented 26 percent of our offshore volumes, while Brazil accounted for 17 percent and India 10 percent. Our North American volumes declined by 32 percent quarter over quarter, as farmers delayed purchasing.
PotashCorp produced 2.4 million tonnes of potash in the fourth quarter, an increase of 18 percent quarter over quarter that raised our 2005 total to a record 8.8 million tonnes. We took six mine shutdown weeks in the fourth quarter — three fewer weeks than in the same quarter last year. Inventories returned to a more normal 1.1 million tonnes by the end of the year. Our quarter-over-quarter costs were flat, even as the stronger Canadian dollar added about $2.00 per tonne and higher natural gas costs added $3.00. A major contributor offsetting these higher costs was the increased efficiencies at our expanded Rocanville operation, which added 749,000 tonnes of annual production capacity — far exceeding the expected capacity increase of 400,000 tonnes. This raised our total potash capacity to 12.9 million tonnes.
During the fourth quarter, new three-year labor contracts were successfully ratified at PotashCorp’s Allan, Cory and Patience Lake mines. These contracts extend to April 30, 2008.
Nitrogen
Nitrogen gross margin of $74.3 million was up 2 percent from last year’s fourth quarter and raised 2005 gross margin for this segment to $318.7 million, a 31-percent increase over the record 2004 margin of $242.8 million. Our Trinidad operation, with its long-term, lower-cost natural gas contracts, again proved its value and contributed 87 percent of the quarterly nitrogen gross margin. In the fourth quarter, the company recognized another $12.5 million of the $48-million hedge gain triggered in the first quarter of 2005. For the year, Trinidad contributed 68 percent of nitrogen gross margin, with North American production adding 17 percent and gains on our hedges 15 percent. During 2005, debottlenecking projects at our 03 and 04 Trinidad plants were completed. Strong nitrogen prices coupled with above-design results have generated investment payback periods of two years and one year respectively.

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The record margin was driven by high natural gas prices in North America, which led to sustained high realized prices for nitrogen products. Ammonia prices were up 27 percent quarter over quarter and 14 percent year over year, while urea prices were up 22 percent for the quarter and 26 percent for the year. Volumes dropped 9 percent from last year’s fourth quarter and 2 percent for the year. Approximately two-thirds of PotashCorp’s nitrogen production is sold into industrial markets, which helped maintain stability in this nutrient as farm purchases slowed in the quarter.
Our average natural gas costs for the quarter, including our Trinidad contracts and North American gas hedge, were up 37 percent from last year’s fourth quarter. Higher gas prices had a significant impact on our North American production, as gas costs were up 78 percent quarter over quarter. We extended a planned turnaround at Lima to 55 days and operated it and Augusta at 80 percent of capacity.
Phosphate
Phosphate gross margin of $27.6 million for the quarter was up from $10.4 million in the same quarter last year. It raised phosphate gross margin for the year to $98.9 million from the 2004 total of $15.8 million. Industrial products, led by purified acid, contributed 53 percent of this annual gross margin, while feed represented 26 percent, liquid fertilizers 18 percent and solid fertilizer, a negative last year, added 3 percent. Purified phosphoric acid remained our most profitable product in this segment.
Industrial volumes were up 2 percent quarter over quarter at prices $10 per tonne higher, and up 9 percent for the year at prices $14 per tonne higher. Tighter supply/demand fundamentals and higher input costs pushed up realized prices for solid fertilizer by 11 percent quarter over quarter and 5 percent over the trailing quarter. The continuing effects of hurricanes Katrina and Rita, the closure of US Chem’s plant and additional production curtailments as a result of input pressures kept DAP supply tight despite weaker-than-expected US agricultural demand. The price gains were largely offset by higher costs for sulfur and ammonia. Liquid volumes improved by 6 percent over 2004’s fourth quarter, with prices up 16 percent, largely as a result of better domestic and offshore prices. Feed prices continued to climb, rising by 3 percent from the third quarter and 25 percent quarter over quarter, due primarily to tight supply/demand fundamentals. Feed volumes dropped 14 percent for the fourth quarter, but only 3 percent for the year.
Financial
The Canadian dollar, which gained strength against the US dollar over the course of 2005, opened the fourth quarter at 1.1611 and closed at 1.1659. Every one-cent change in the Canadian dollar impacts our foreign exchange gain/loss by approximately $4.5 million, which is primarily a non-cash translation item.
Selling and administrative expenses were down $18.3 million quarter over quarter, reflecting the timing of reductions in accruals for our long-term incentive plan, which was based on PotashCorp’s share price. Provincial mining taxes were 3 percent higher than in last year’s fourth quarter, but 48 percent higher for the year as a result of increased profitability in potash.
Additions to property, plant and equipment in 2005 increased to $382.7 million from $220.5 million the previous year. Excluding the $135.0 million spent on sustaining capital, this was driven primarily by expenditures to bring back idled potash capacity, debottleneck Trinidad ammonia plants and expand purified phosphoric acid production.

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Outlook
After significant growth raised potash demand by 4 percent in the first half of 2005, producers and customers slowed activity in the second half, resulting in global demand growth of 1 percent for the year. This lull has carried forward into the first quarter of 2006, as producers from around the world negotiate new contracts with China. In the interim, many customers continue to wait on the sidelines to gauge the impact of these contracts on forward pricing. It is expected that Asian nations such as Malaysia, Indonesia and Vietnam, that all reduced potash consumption in 2005 due to adverse weather, are likely to return to the market. Brazil, PotashCorp’s largest customer in 2004, is also expected to return to the market with purchases somewhere between its record of 2004 and the reduced 2005 level. Brazil traditionally buys in the second or third quarter as it prepares for its spring season, so this will have a greater impact in the second half of the year.
The requirements of the mature North American market are well established and, once it resumes purchasing, potash sales volumes are expected to reach their traditional levels in 2006. Many purchasers are holding out to see if fertilizer prices decline. Last-minute purchases could create delivery challenges for the transportation industry, a situation that could result in even higher prices. PotashCorp has an advantage in this scenario because of our extensive US warehouse system.
Potash inventories are expected to remain steady as producers have curtailed production in the first quarter of 2006. PotashCorp announced an additional 16 mine shutdown weeks in the first quarter. Still, the industry operating rate, with the exception of PotashCorp, is high. Demand, meanwhile, should return to trend line levels or higher in 2006 and prices should be up in the year.
In nitrogen, the futures markets suggest natural gas prices will remain near $9 per MMBtu or higher through 2006, which is expected to constrain North American production and increase the need for imports. Ammonia shipping costs from Baltic regions to the US Gulf have doubled, impacting the cost-competitiveness of many producers. With Trinidad’s proximity to the United States, PotashCorp is able to move nitrogen to North America with comparatively lower costs and greater speed. Our total North American ten-year gas hedge position is currently valued at approximately $300 million, with the 2006 portion representing roughly $80 million. We liquidated 40 percent of the 2006 position in the fourth quarter for a $40 million gain, which will be recognized over the course of the year as the related inventory is sold.
Phosphate fertilizers continue to enjoy some improvement as inventories are under control and demand is rising. Industrial products will continue to be a strong provider of gross margin in this segment. Feed phosphate supplement margins are expected to grow as fundamentals are tight and prices are projected to increase by 10 percent based on our December 2005 price announcement.
PotashCorp’s 2006 capital expenditures are estimated to be $480 million, of which $160 million will relate to sustaining capital. The majority of the new capital will be used to return long-idled capacity to production at Allan and Lanigan, to conclude the final two Trinidad ammonia plant debottlenecks and to complete the purified acid expansion at Aurora. Depreciation and amortization costs are expected to approximate $265 million.
Our income tax rate may continue at 33 percent; however a recent Canadian appeals court decision in the case of a uranium producer could lead to a tax refund in 2006 that, while not assured, would have the effect of lowering our effective annual tax rate to 31 percent. The non-cash future tax rate is expected to increase to 25 percent from 15 percent in 2005, due to anticipated higher tax depreciation claims related to expenditures for the Allan and Lanigan potash projects. Provincial mining and other taxes are forecast to approximate 15 percent of total potash gross margin in 2006, down from 19 percent in 2005, again due to accelerated depreciation claims.

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In these conditions, and assuming a Canadian dollar exchange rate of 1.15, we anticipate a third consecutive record year, with earnings expected to increase approximately 10 percent to 30 percent. That would provide 2006 earnings between $5.25 and $6.25 per share, including first-quarter earnings in the range of $1.00-$1.25.
Conclusion
“PotashCorp’s growth potential and value proposition were clearly demonstrated in 2005,” said Doyle. “Our consistent operating philosophy over the past two decades has positioned us to deliver high-quality earnings as we move forward. The long-term fundamentals that shaped our strategies have not changed; in fact, they have become more pronounced. We enter 2006 having had an opportunity to retrench and prepare for another wave of growth. We’ll continue to manage our resources and considerable cash flow in an effort to create a productive and profitable future for all stakeholders in our company.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.
This release contains forward-looking statements. These statements are based on certain factors and assumptions as set forth in this release including foreign exchange rates, expected growth, results of operations, performance and business prospects and opportunities. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, natural gas, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes. Additional risks and uncertainties can be found in our 2004 annual report to shareholders and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Should subsequent events show that the forward-looking statements released herein may be materially off-target, the company will evaluate whether to issue, and, if appropriate following such review, issue a news release updating guidance or explaining reasons for the difference.

For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web Site:	www.potashcorp.com

PotashCorp will host a conference call on Thursday, January 26, 2006, at 1:00 p.m. Eastern Time. To join the call, dial (706) 643-3329 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

5

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	December 31,	December 31,
	2005	2004

Assets
Current assets
Cash and cash equivalents	$93.9	$458.9
Accounts receivable	453.3	352.6
Inventories	522.5	396.8
Prepaid expenses and other current assets	41.1	35.3

	1,110.8	1,243.6

Property, plant and equipment	3,262.8	3,098.9
Other assets (Note 3)	852.8	650.2
Intangible assets	34.5	37.1
Goodwill	97.0	97.0

	$5,357.9	$5,126.8

Liabilities
Current liabilities
Short-term debt	$252.2	$93.5
Accounts payable and accrued charges	842.7	599.9
Current portion of long-term debt	1.2	10.3

	1,096.1	703.7

Long-term debt	1,257.6	1,258.6
Future income tax liability	543.3	499.4
Accrued pension and post-retirement benefits	213.9	193.4
Accrued environmental costs and asset retirement obligations	97.3	81.2
Other non-current liabilities and deferred credits	17.2	4.9

	3,225.4	2,741.2

Shareholders’ Equity
Share capital (Note 4)	1,379.3	1,408.4
Unlimited authorization of common shares without par value; issued and outstanding 103,593,792 and 110,630,503 at December 31, 2005 and December 31, 2004, respectively
Contributed surplus (Note 4)	36.3	275.7
Retained earnings (Note 4)	716.9	701.5

	2,132.5	2,385.6

	$5,357.9	$5,126.8

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004

Sales (Note 8)	$930.5	$866.6	$3,847.2	$3,244.4
Less: Freight	55.2	60.5	249.7	238.7
Transportation and distribution	31.1	26.4	121.9	104.3
Cost of goods sold	602.0	582.4	2,350.6	2,220.0

Gross Margin	242.2	197.3	1,125.0	681.4

Selling and administrative	28.5	46.8	144.5	130.6
Provincial mining and other taxes	25.8	25.1	137.2	92.6
Foreign exchange loss	0.1	17.7	12.5	19.7
Other income (Note 11)	(7.5)	(46.5)	(61.8)	(75.8)

	46.9	43.1	232.4	167.1

Operating Income	195.3	154.2	892.6	514.3
Interest Expense	20.6	20.2	82.3	84.0

Income Before Income Taxes	174.7	134.0	810.3	430.3
Income Taxes (Note 6)	57.6	33.9	267.4	131.7

Net Income	$117.1	$100.1	542.9	298.6

Retained Earnings, Beginning of Year			701.5	462.8
Repurchase of Common Shares (Note 4)			(462.5)	—
Dividends			(65.0)	(59.9)

Retained Earnings, End of Year			$716.9	$701.5

Net Income Per Share (Note 7)
Basic	$1.11	$0.91	$5.00	$2.77
Diluted	$1.09	$0.88	$4.89	$2.70

Dividends Per Share	$0.15	$0.15	$0.60	$0.55

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004

Operating Activities
Net income	$117.1	$100.1	$542.9	$298.6

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	61.4	60.8	242.4	240.0
Stock-based compensation	1.8	2.7	27.5	11.1
Loss (gain) on disposal of property, plant and equipment	6.1	(0.1)	11.8	(0.7)
Gain on sale of long-term investments	—	(34.4)	—	(34.4)
Foreign exchange on future income tax	(1.1)	11.4	8.9	17.2
Provision for (recovery of) future income tax	19.1	(7.9)	40.1	26.3
Share of earnings of equity investees	(8.8)	(11.2)	(52.1)	(30.9)
Dividends received from equity investees	—	4.1	18.6	8.7
(Recovery of) provision for PCS Yumbes S.C.M.	—	(2.3)	—	3.6
Other long-term liabilities	(2.4)	(2.9)	20.2	(1.2)

Subtotal of adjustments	76.1	20.2	317.4	239.7

Changes in non-cash operating working capital
Accounts receivable	(36.8)	(42.8)	(107.6)	(51.9)
Inventories	(86.0)	(27.0)	(119.9)	(10.5)
Prepaid expenses and other current assets	8.4	5.3	(5.8)	(6.3)
Accounts payable and accrued charges	6.3	116.8	238.1	188.7

Subtotal of changes in non-cash operating working capital	(108.1)	52.3	4.8	120.0

Cash provided by operating activities	85.1	172.6	865.1	658.3

Investing Activities
Additions to property, plant and equipment	(130.8)	(127.2)	(382.7)	(220.5)
Purchase of long-term investments	—	(105.5)	(190.9)	(105.5)
Proceeds from disposal of property, plant and equipment	1.3	1.3	7.2	2.5
Proceeds from sale of long-term investments	—	100.8	5.2	100.8
Other assets and intangible assets	(1.8)	(7.4)	5.9	(2.8)

Cash used in investing activities	(131.3)	(138.0)	(555.3)	(225.5)

Cash before financing activities	(46.2)	34.6	309.8	432.8

Financing Activities
Repayment of long-term debt obligations	(9.2)	(0.3)	(10.1)	(1.0)
Proceeds from (repayment of) short-term debt obligations	157.5	(1.4)	158.7	(82.7)
Dividends	(16.0)	(16.3)	(65.4)	(56.1)
Repurchase of common shares	(321.0)	—	(851.9)	—
Issuance of common shares	0.8	61.6	93.9	161.2

Cash (used in) provided by financing activities	(187.9)	43.6	(674.8)	21.4

(Decrease) Increase in Cash and Cash Equivalents	(234.1)	78.2	(365.0)	454.2
Cash and Cash Equivalents, Beginning of Period	328.0	380.7	458.9	4.7

Cash and Cash Equivalents, End of Period	$93.9	$458.9	$93.9	$458.9

Supplemental cash flow disclosure
Interest paid	$31.5	$28.3	$86.3	$83.3
Income taxes paid	$15.2	$11.4	$141.6	$33.5

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.     Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim condensed consolidated financial statements are consistent with those used in the preparation of the 2004 annual consolidated financial statements, except as disclosed in Note 2.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2004 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information.
2.     Change in Accounting Policy
Consolidation of Variable Interest Entities
Effective January 1, 2005, the company adopted revised CICA Accounting Guideline 15 (“AcG-15”), “Consolidation of Variable Interest Entities”. AcG-15 is harmonized in all material respects with US GAAP and provides guidance for applying consolidation principles to certain entities (called variable interest entities or VIEs) that are subject to control on a basis other than ownership of voting interests. An entity is a VIE when, by design, one or both of the following conditions exist: (a) total equity investment at risk is insufficient to permit that entity to finance its activities without additional subordinated support from other parties; (b) as a group, the holders of the equity investment at risk lack certain essential characteristics of a controlling financial interest. AcG-15 requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and/or expected residual returns of the VIE. The adoption of this guideline did not have a material impact on the company’s consolidated financial statements.
3.     Other Assets
In June 2005, the company acquired (i) 1,000,000 additional shares in Arab Potash Company (“APC”) for $18.6; and (ii) 21,000,000 additional shares in Israel Chemicals Ltd. (“ICL”) for $74.9. As a result of the purchases, the company’s ownership interest in APC and ICL increased to approximately 28 percent and 10 percent, respectively. The company accounts for its investment in APC under the equity method and for ICL under the cost method.
In July 2005, the company acquired a 9.99 percent interest in the ordinary shares of Sinochem Hong Kong Holdings Limited for cash consideration of $97.1, plus transaction costs. Pursuant to a strategic investment agreement, the company also holds an option to acquire an additional 10.01 percent interest within three years of the acquisition. The price for the shares subject to the option will be determined by the prevailing market price at the time of exercise. Sinochem Hong Kong Holdings Limited, a vertically-integrated fertilizer enterprise in the People’s Republic of China, is a subsidiary of Sinochem Corporation and is listed on The Hong Kong Stock Exchange. The company accounts for its investment in Sinochem Hong Kong Holdings Limited under the cost method.
4.     Normal Course Issuer Bid
On January 25, 2005, the Board of Directors of PCS authorized a share repurchase program of up to 5,500,000 common shares (approximately 5 percent of the company’s issued and outstanding common shares) through a normal course issuer bid. On September 22, 2005, the Board of Directors authorized an increase in the number of common shares sought under the share repurchase program. This amendment allowed PotashCorp to repurchase up to 4,000,000 additional common shares. Shares could be repurchased from time to time on the open market through February 14, 2006 at prevailing market prices. The timing and amount of purchases under the program were dependent upon the availability and alternative uses of capital, market conditions and other factors. The company completed the repurchase program by December 31, 2005.
During the fourth quarter of 2005, the company repurchased for cancellation 3,571,100 common shares under the program, at a net cost of $290.5 and an average price per share of $81.36. For the twelve months ended December 31, 2005, a total of 9,500,000 shares were repurchased at a net cost of $851.9 and an average price per share of $89.67, resulting in a reduction of share capital of $125.1, a reduction of contributed surplus of $264.3, and a reduction of retained earnings of $462.5.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
5.     Plant Shutdowns — 2003
In June 2003, the company indefinitely shut down its Memphis, Tennessee plant and suspended production of certain products at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. The company determined that all employee positions pertaining to the affected operations would be eliminated and recorded $4.8 in connection with costs of special termination benefits in 2003. No significant payments relating to the terminations remain to be made. Management expects to incur other shutdown-related costs of approximately $10.3 should these nitrogen facilities be dismantled, and nominal annual expenditures for site security and other maintenance costs. The other shutdown-related costs have not been recorded in the consolidated financial statements as of December 31, 2005. Such costs will be recognized and recorded in the period in which they are incurred.
No additional significant costs were incurred in 2005 in connection with the plant shutdowns. The following table summarizes, by reportable segment, the total costs incurred to date and the total costs expected to be incurred in connection with the plant shutdowns described above:

	Cumulative	Total Costs
	Costs Incurred	Expected to
	to Date	be Incurred

Nitrogen Segment
Employee termination and related benefits	$4.8	$4.8
Writedown of parts inventory	12.4	12.4
Asset impairment charges	101.6	101.6
Other related exit costs	—	10.3

	$118.8	$129.1

6.     Income Taxes
The company’s consolidated income tax rate for each of the three month and twelve month periods ended December 31, 2005 is approximately 33 percent (2004 — 33 percent, exclusive of the gain on sale of long-term investments and a cumulative adjustment regarding the charges relating to PCS Yumbes as described in Note 11).
7.     Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended December 31, 2005 of 105,438,000 (2004 — 109,879,000). Basic net income per share for the twelve months ended December 31, 2005 is calculated on the weighted average shares issued and outstanding for the year ended December 31, 2005 of 108,568,000 (2004 — 107,967,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (i) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (ii) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended December 31, 2005 was 107,601,000 (2004 — 113,565,000) and for the year ended December 31, 2005 was 111,078,000 (2004 — 110,739,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
8.     Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended December 31, 2005

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$274.0	$289.6	$366.9	$—	$930.5
Freight	24.4	19.9	10.9	—	55.2
Transportation and distribution	7.4	10.7	13.0	—	31.1
Net sales — third party	242.2	259.0	343.0	—
Cost of goods sold	101.9	231.4	268.7	—	602.0
Gross margin	140.3	27.6	74.3	—	242.2
Depreciation and amortization	13.5	25.5	19.5	2.9	61.4
Inter-segment sales	0.9	2.6	26.0	—	—

	Three Months Ended December 31, 2004

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$264.2	$265.7	$336.7	$—	$866.6
Freight	31.0	20.4	9.1	—	60.5
Transportation and distribution	5.8	7.9	12.7	—	26.4
Net sales — third party	227.4	237.4	314.9	—
Cost of goods sold	113.5	227.0	241.9	—	582.4
Gross margin	113.9	10.4	73.0	—	197.3
Depreciation and amortization	16.2	21.2	21.0	2.4	60.8
Inter-segment sales	1.3	2.3	27.8	—	—

	Twelve Months Ended December 31, 2005

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,341.1	$1,137.3	$1,368.8	$—	$3,847.2
Freight	129.7	80.1	39.9	—	249.7
Transportation and distribution	34.5	37.9	49.5	—	121.9
Net sales — third party	1,176.9	1,019.3	1,279.4	—
Cost of goods sold	469.5	920.4	960.7	—	2,350.6
Gross margin	707.4	98.9	318.7	—	1,125.0
Depreciation and amortization	64.5	95.4	72.2	10.3	242.4
Inter-segment sales	5.8	14.0	100.7	—	—

		Twelve Months Ended December 31, 2004

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,056.1	$977.9	$1,210.4	$—	$3,244.4
Freight	128.7	71.9	38.1	—	238.7
Transportation and distribution	32.6	29.4	42.3	—	104.3
Net sales — third party	894.8	876.6	1,130.0	—
Cost of goods sold	472.0	860.8	887.2	—	2,220.0
Gross margin	422.8	15.8	242.8	—	681.4
Depreciation and amortization	66.4	84.4	79.7	9.5	240.0
Inter-segment sales	5.9	12.1	92.7	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
9.     Stock-Based Compensation
The company has three stock option plans. On May 5, 2005, the company’s shareholders approved the 2005 Performance Option Plan under which the company was permitted to, after February 28, 2005 and before January 1, 2006, issue up to 1,200,000 common shares pursuant to the exercise of options. Under the plan, the exercise price is the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant and an option’s maximum term is ten years. Options will vest, if at all, based on achievement of certain corporate performance measures over a three-year period. As of December 31, 2005, options to purchase a total of 1,188,500 common shares have been granted under the plan.
Prior to 2003, the company applied the intrinsic value based method of accounting for its stock option plans. Effective December 15, 2003, the company adopted the fair value based method of accounting for stock options prospectively to all employee awards granted, modified or settled after January 1, 2003. Since the company’s stock option awards prior to 2003 vest over two years, the compensation cost included in the determination of net income for the three and twelve month periods ended December 31, 2004 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of CICA Section 3870, “Stock-based Compensation and Other Stock-based Payments”. The following table illustrates the effect on net income and the related per-share amount if the fair value based method had been applied to all outstanding and unvested awards in each period.

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2005	2004	2005	2004

Net income — as reported	$117.1	$100.1	$542.9	$298.6
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1.2	2.2	18.4	8.8
Less: Total stock-based employee compensation expense determined under fair value based method for all option awards, net of related tax effects	(1.2)	(3.2)	(18.4)	(12.8)

Net income — pro forma(1)	$117.1	$99.1	$542.9	$294.6

(1)	Compensation expense under the fair value method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying this method may not be indicative of future results.

Basic Net Income Per Share — as reported	$1.11	$0.91	$5.00	$2.77
Basic Net Income Per Share — pro forma	$1.11	$0.90	$5.00	$2.73

Diluted Net Income Per Share — as reported	$1.09	$0.88	$4.89	$2.70
Diluted Net Income Per Share — pro forma	$1.09	$0.87	$4.89	$2.66
In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

	Year of Grant

	2005	2003	2002

Expected dividend	$0.60	$0.50	$0.50
Expected volatility	28%	27%	32%
Risk-free interest rate	3.86%	4.06%	4.13%
Expected life of options	6.5 years	8 years	8 years
The company did not grant any stock options during 2004.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Twelve Months Ended December 31, 2005
(in millions of US dollars except share and per-share amounts)
(unaudited)
10.    Pension and Other Post-Retirement Expenses
Defined Benefit Pension Plans

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2005	2004	2005	2004

Service cost	$3.4	$2.4	$13.8	$12.9
Interest cost	7.7	7.7	31.1	30.2
Expected return on plan assets	(9.1)	(8.3)	(37.0)	(33.5)
Change in valuation allowance	2.4	(2.2)	2.4	(2.2)
Net amortization, plan amendments, plan curtailments	2.4	1.7	7.3	5.0

Net expense	$6.8	$1.3	$17.6	$12.4

Other Post-Retirement Plans

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2005	2004	2005	2004

Service cost	$1.5	$1.3	$5.7	$5.2
Interest cost	3.4	3.2	13.3	13.2
Net amortization	0.3	0.3	1.5	0.8

Net expense	$5.2	$4.8	$20.5	$19.2

For the three months ended December 31, 2005, the company contributed $9.9 to its defined benefit pension plans, $8.8 to its defined contribution pension plans and $2.6 to its other post-retirement plans. Contributions for the year ended December 31, 2005, were $24.6 to the company’s defined benefit pension plans, $15.0 to its defined contribution pension plans and $8.3 to its other post-retirement plans.
11.    Other Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2005	2004	2005	2004

Share of earnings of equity investees	$8.8	$11.2	$52.1	$30.9
Dividend income	—	0.3	9.2	8.2
Gain on sale of long-term investments	—	34.4	—	34.4
Recovery of (provision for) PCS Yumbes S.C.M.	—	2.3	—	(3.6)
Other	(1.3)	(1.7)	0.5	5.9

	$7.5	$46.5	$61.8	$75.8

In 2004, prior to the sale of PCS Yumbes to Sociedad Quimica y Minera de Chile S.A. (“SQM”) as described below, the company (through a subsidiary) sold 8,500,000 Series A shares of SQM via public auction on the Santiago Stock Exchange (the “Exchange”) and 1,301,724 Series A shares in other Exchange transactions. Proceeds on sale were $66.3, resulting in a non-taxable gain recorded in Other Income of $34.4, net of selling costs.
In December 2004, the company concluded the sale of 100 percent of its shares of PCS Yumbes to SQM. The total gain on sale was $3.5, of which $2.6 was recognized in 2004. During 2004, the company recorded a writedown of $6.2 ($0.3 in the fourth quarter) for PCS Yumbes, relating primarily to certain mining machinery and equipment that was not to be transferred to SQM under the terms of the agreement. For measurement purposes, fair value was determined in reference to market prices for similar assets. The machinery and equipment was sold in 2005 for nominal proceeds.
12.    Comparative Figures
In the third quarter of 2004, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a two-for-one basis in the form of a stock dividend. All comparative share and per-share data have been retroactively adjusted to reflect the stock split.
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

		Three Months Ended		Twelve Months Ended
		December 31		December 31
		2005	2004	2005	2004

	Potash Operating Data
	Production (KCl Tonnes — thousands)	2,358	1,990	8,816	7,914
	Shutdown weeks	6.1	9.3	24.0	28.2
	Sales (tonnes — thousands)
	North America	536	788	3,144	3,246
	Offshore	1,116	1,044	5,020	5,030

		1,652	1,832	8,164	8,276

	Potash Net Sales
	(US $ millions)
	Sales	$274.0	$264.2	$1,341.1	$1,056.1
Less:	Freight	24.4	31.0	129.7	128.7
	Transportation and distribution	7.4	5.8	34.5	32.6

	Net Sales	$242.2	$227.4	$1,176.9	$894.8

	North America	$90.4	$93.0	$495.6	$347.5
	Offshore	147.6	125.0	668.3	504.6

	Potash Subtotal	238.0	218.0	1,163.9	852.1
	Miscellaneous	4.2	9.4	13.0	42.7

		$242.2	$227.4	$1,176.9	$894.8

	Potash Average Price per MT
	North America	$168.75	$118.14	$157.64	$107.06
	Offshore	$132.20	$119.73	$133.13	$100.33

		$144.06	$119.05	$142.56	$102.97

	Phosphate Operating Data
	Production (P2O5 Tonnes — thousands)	460	549	2,012	1,962
	P2O5 Operating Rate	74%	83%	81%	75%
	Sales (tonnes — thousands)
	Fertilizer — Liquid Phosphates	244	231	931	704
	Fertilizer — Solid Phosphates	353	369	1,516	1,590
	Feed	209	243	860	888
	Industrial	159	156	664	611

		965	999	3,971	3,793

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

		Three Months Ended		Twelve Months Ended
		December 31		December 31
		2005	2004	2005	2004

	Phosphate Net Sales
	(US $ millions)
	Sales	$289.6	$265.7	$1,137.3	$977.9
Less:	Freight	19.9	20.4	80.1	71.9
	Transportation and distribution	10.7	7.9	37.9	29.4

	Net Sales	$259.0	$237.4	$1,019.3	$876.6

	Fertilizer — Liquid Phosphates	$57.2	$46.9	$208.2	$147.3
	Fertilizer — Solid Phosphates	86.4	81.6	346.7	324.7
	Feed	57.4	53.1	221.0	190.6
	Industrial	56.1	53.4	231.2	204.1
	Miscellaneous	1.9	2.4	12.2	9.9

		$259.0	$237.4	$1,019.3	$876.6

	Phosphate Average Price per MT
	Fertilizer — Liquid Phosphates	$234.82	$203.30	$223.68	$209.17
	Fertilizer — Solid Phosphates	$244.64	$221.08	$228.60	$204.16
	Feed	$274.38	$218.86	$256.96	$214.78
	Industrial	$351.95	$342.08	$348.12	$334.09

		$268.32	$237.74	$256.66	$231.11

	Nitrogen Operating Data
	Production (N Tonnes — thousands)	654	650	2,600	2,558
	Average Natural Gas Cost per MMBtu	$5.81	$4.24	$4.46	$3.71
	Sales (tonnes — thousands)
	Manufactured Product
	Ammonia	409	468	1,672	1,776
	Urea	275	278	1,321	1,165
	Nitrogen solutions/Nitric acid/Ammonium nitrate	480	453	1,850	1,797

	Manufactured Product	1,164	1,199	4,843	4,738
	Purchased Product	63	150	377	612

		1,227	1,349	5,220	5,350

	Fertilizer sales tonnes	447	506	1,978	2,063
	Feed/Industrial sales tonnes	780	843	3,242	3,287

		1,227	1,349	5,220	5,350

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

		Three Months Ended		Twelve Months Ended
		December 31		December 31
		2005	2004	2005	2004

	Nitrogen Net Sales
	(US $ millions)
	Sales	$366.9	$336.7	$1,368.8	$1,210.4
Less:	Freight	10.9	9.1	39.9	38.1
	Transportation and distribution	13.0	12.7	49.5	42.3

	Net Sales	$343.0	$314.9	$1,279.4	$1,130.0

	Manufactured Product
	Ammonia	$146.9	$132.8	$490.0	$458.0
	Urea	85.9	71.3	369.5	259.1
	Nitrogen solutions/Nitric acid/Ammonium nitrate	80.2	63.6	284.2	239.2
	Miscellaneous	6.5	5.2	25.8	22.2

	Net Sales Manufactured Product	319.5	272.9	1,169.5	978.5
	Net Sales Purchased Product	23.5	42.0	109.9	151.5

		$343.0	$314.9	$1,279.4	$1,130.0

	Fertilizer net sales	$126.3	$122.7	$505.3	$438.7
	Feed/Industrial net sales	216.7	192.2	774.1	691.3

		$343.0	$314.9	$1,279.4	$1,130.0

	Nitrogen Average Price per MT
	Ammonia	$359.14	$283.60	$293.05	$257.85
	Urea	$312.78	$256.11	$279.63	$222.44
	Nitrogen solutions/Nitric acid/Ammonium nitrate	$167.27	$140.59	$153.67	$133.13

	Manufactured Product	$274.70	$227.61	$241.49	$206.52
	Purchased Product	$370.30	$279.42	$291.28	$247.66

		$279.64	$233.38	$245.09	$211.23

	Fertilizer average price per MT	$282.98	$242.50	$255.42	$212.73
	Feed/Industrial average price per MT	$277.74	$227.92	$238.78	$210.28

		$279.64	$233.38	$245.09	$211.23

Exchange Rate (Cdn$/US$)

	2005	2004

December 31	1.1659	1.2036
Fourth-quarter average conversion rate	1.1788	1.2436

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.     EBITDA
Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2005	2004	2005	2004

Net income	$117.1	$100.1	$542.9	$298.6
Income taxes	57.6	33.9	267.4	131.7
Interest expense	20.6	20.2	82.3	84.0
Depreciation and amortization	61.4	60.8	242.4	240.0

EBITDA	$256.7	$215.0	$1,135.0	$754.3

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.     CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2005	2004	2005	2004

Cash flow prior to working capital changes (1)	$193.2	$120.3	$860.3	$538.3

Changes in non-cash operating working capital
Accounts receivable	(36.8)	(42.8)	(107.6)	(51.9)
Inventories	(86.0)	(27.0)	(119.9)	(10.5)
Prepaid expenses and other current assets	8.4	5.3	(5.8)	(6.3)
Accounts payable and accrued charges	6.3	116.8	238.1	188.7

Changes in non-cash operating working capital	(108.1)	52.3	4.8	120.0

Cash provided by operating activities	$85.1	$172.6	$865.1	$658.3

Free cash flow (2)	$60.6	$(14.3)	$483.5	$315.0
Additions to property, plant and equipment	130.8	127.2	382.7	220.5
Other assets and intangible assets	1.8	7.4	(5.9)	2.8
Changes in non-cash operating working capital	(108.1)	52.3	4.8	120.0

Cash provided by operating activities	$85.1	$172.6	$865.1	$658.3

(1)	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

(2)	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.